[Letterhead of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center,
Boston, Massachusetts 02111]

                                                              February 24, 1997


State Street Research Master Investment Trust
One Financial Center
Boston, Massachusetts 02111

Dear Sirs:

         We are furnishing this opinion with a view to your filing the same or duplicates thereof with the Securities and Exchange Commission, Washington, D.C., in connection with the filing of a Rule 24f-2 Notice by you with said Commission with which this opinion or duplicates thereof are to be filed. Said Rule 24f-2 Notice is being filed pursuant to the election made by State Street Research Master Investment Trust (the "Trust") to register an indefinite number of shares of beneficial interest ("Shares") in the State Street Research Investment Trust portfolio of the Trust.

         We act as your legal counsel and have examined all such records, papers and documents as we believe necessary in order to enable us to render the opinion set forth below.

         On the basis of the foregoing we are of the opinion that:

                  1. The Trust was duly organized and is a lawfully existing business trust under the laws of the Commonwealth of Massachusetts.

                  2. The Trust has authorized capital stock consisting of an unlimited number of shares of beneficial interest.

                  3. The 22,689,541 Shares of State Street Research Investment Trust which were sold and the 19,863,165 shares which were issued in connection with dividend reinvestment plans in the fiscal year ended December 31, 1996 were legally and validly issued and are fully paid and nonassessable.

                        Very truly yours,


                        /s/ Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
                        -------------------------------------------------------
                        MINTZ, LEVIN, COHN, FERRIS,
                        GLOVSKY AND POPEO, P.C.

T3/602865.1